As filed with the Securities and Exchange Commission on November 9, 2007

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ASIA PREMIUM TELEVISION GROUP, INC.

(Exact name of registrant as specified in its charter)

Nevada	7310	62-1407532
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code number)	(I.R.S. Employer Identification No.)

Suite 602, 2 North Tuanjiehu Street, Chaoyang District,

Beijing 100026, People's Republic Of China

(8610) 6582-7900

 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Yan Gong

Chief Executive Officer

Asia Premium Television Group, Inc.

Suite 602, 2 North Tuanjiehu Street, Chaoyang District,

Beijing 100026, People's Republic Of China

(8610) 6582-7900

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of all communications to:

Stephen Peepels, Esq. DLA Piper International LLP 40th Floor, Bank of China Tower 1 Garden Road, Central Hong Kong (852) 2103-0808

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.   ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount to be Registered	Proposed Maximum Aggregate Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1) (2)	Amount of Registration Fee (2)
Common Stock, $0.001 par value	642,431	$6.00	$ 3,854,586	$118.34

1.	Pursuant to Rule 457(c), such price is based on the average high and low prices of the common stock on November 9, 2007, as reported on the Over the Counter Bulletin Board.

2.	Calculated pursuant to Rule 457(a) of the rules and regulations under the Securities Act of 1933.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell any of the securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 9, 2007

PROSPECTUS

642,431 shares

ASIA PREMIUM TELEVISION GROUP, INC.

COMMON STOCK

This prospectus relates to the public offering, which is not being underwritten, of shares of common stock of Asia Premium Television Group, Inc. by the selling stockholders named in this prospectus. We will receive no part of the proceeds of the sale of the shares offered in this prospectus. All expenses of registration incurred in connection with this offering are being borne by us, but all selling and other expenses incurred by the selling stockholders will be borne by the selling stockholders. None of the shares offered pursuant to this prospectus have been registered prior to the filing of the registration statement of which this prospectus is a part.

The shares of our common stock may be offered and sold from time to time by the selling stockholders directly or through broker-dealers acting as agents or principals. The distribution of the common stock may be effected in one or more of the following types of transactions:

•

transactions in the over-the-counter market; or

•

transactions otherwise than on the over-the-counter market.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade. These transactions may be made at market prices and on terms prevailing at the time of sale, prices related to such prevailing market prices or negotiated prices. Usual and customary or specially negotiated brokerage fees or commissions may be paid by the selling stockholders in connection with these sales.

Our common stock is traded on the Over the Counter Bulletin Board under the symbol “ATVG OB”. On November 9, 2007, the last reported sales price for the common stock was $6.00 per share.

INVESTING IN THE COMMON STOCK OFFERED IN THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE [3].

 _________________

The selling stockholders and any brokers executing selling orders on behalf of the selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act of 1933. Commissions received by a broker executing selling orders may be deemed to be underwriting commissions under the Securities Act.

__________________

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

The date of this Prospectus is November 9, 2007.

ABOUT THIS PROSPECTUS

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The selling stockholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

The terms “ATVG,” “we,” “us,” “our,” and the “company,” as used in this prospectus, refer to Asia Premium Television Group, Inc. and our consolidated subsidiaries.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. We urge you to read this entire prospectus carefully and the documents incorporated by reference herein before making an investment decision.

Asia Premium Television Group, Inc.

ATVG, together with our subsidiaries, operates as a single segment business and provides advertising, media and marketing solutions to product manufacturers, service providers and other clients located in China. Our comprehensive products and services range from consumer research and brand management to advertisement production, media planning, public relations and direct marketing services. We deliver a comprehensive range of solutions that we believe simplify, improve and maximize the effectiveness of multiple phases of our customers’ marketing campaigns, from the inception of an advertising concept, through design, production and targeted distribution, and ultimately to the measurement of advertising effectiveness. Our customers may employ any one of the services we provide individually or on a combined basis to meet their specific needs.

In addition to our existing advertising and marketing businesses, we may develop a mobile phone-based marketing and advertising business as one of our main focuses in the near future.  Our customers are interested in using the mobile phone as a media through which to advertise.  We are in the process of exploring this new business model, and are also discussing the opportunity with potential business partners with whom we may develop this new business.  We expect that the mobile-based marketing business will compliment and extend our existing businesses.

The Company was incorporated in Nevada in 1989 and operates in China. Our principal executive offices are located at Suite 602, 2 North Tuanjiehu Street, Chaoyang District, Beijing 100026, People's Republic Of China. Our telephone number is  (8610) 6582-7900.

DISCLOSURE REGARDING FORWARD-LOOKING INFORMATION

Some of the statements in this prospectus and in the documents incorporated by reference constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We use words like “anticipates,” “believes,” “plans,” “expects,” “future,” “intends” and similar expressions to identify these forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events; however, our business and operations are subject to a variety of risks and uncertainties, including those listed under “Risk Factors” and elsewhere in this prospectus, and, consequently, actual results may materially differ from those projected by any forward-looking statements. You should not place undue reliance on these forward-looking statements. Factors that could cause actual results to differ from those projected include, but are not limited to, the following:

•

changes in the advertising and marketing services markets in China;

•

our ability to attract and retain customers;

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the financial condition of our customers;

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unexpected changes in our margins and certain cost or expense items as a percentage of our net revenues;

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our ability to execute key strategies;

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actions by our competitors;

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our ability to retain and attract key employees;

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risks associated with assumptions we make in connection with our critical accounting estimates;

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potential adverse accounting related developments;

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developments or changes in the regulatory and legal environment for advertising and

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marketing service companies in China; and

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other matters discussed in this prospectus generally.

Consequently, readers of this prospectus should not rely upon these forward-looking statements as predictions of future events. New risk factors emerge from time to time and it is not possible for our management to predict all risk factors, nor can we access the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should consider the following risk factors, as well as other information contained or incorporated by reference in this prospectus before deciding to purchase any of the securities offered by this prospectus. If any of these risks occur, our business could suffer, the market price of our common stock could decline and you could lose all or part of your investment in our securities.

We operate in a highly competitive industry.

The advertising and marketing services industry in China is highly competitive. We face competition from other Chinese and international advertising agencies and providers of creative or media services, several of which may have greater financial, sales, marketing and other resources than we do. A client’s perception of the quality of our creative work, as well as our reputation and the reputations of our competitors are important factors in determining our competitive position. In addition, we face competition from larger agencies which may have greater ability to serve advertising clients on a broad geographic basis. Because an agency’s principal asset is its people, there are relatively low barriers to entry into our business. If we are unable to compete effectively against existing or future competitors, our financial condition and results of operations may be adversely affected.

Demand for our services may decrease due to a decline in our clients’ or an industry’s financial condition or due to an economic downturn in the Chinese economy.

We cannot assure you that the demand for our services will continue at current levels. Our clients’ demands for our services may change based on their needs and financial condition. In addition, our business is dependent upon the economy and business environment in China in general. The growth of the Chinese economy has been uneven across geographic regions and industry sectors. When economic downturns affect particular clients or industry groups, demand for advertising and marketing services provided to these clients or industry groups is often adversely affected. There can be no assurance that economic conditions or the level of demand for our services will improve or that they will not deteriorate. If there is a period of economic downturn or stagnation, our business, financial condition and results of operations may be adversely affected.

We depend on a few key customers for a substantial majority of our sales and the loss of, or a significant reduction in orders from, any of them would likely significantly reduce our revenues.

In the fiscal year ended March 31, 2007, one customer accounted for 64% of our total sales. In the fiscal year ended March 31, 2006, sales to one customer accounted for approximately 69% of our total sales. Our operating results in the foreseeable future will likely continue to depend on sales to this customer and a relatively small number of other clients. The loss of those customers would cause our revenues to decline. If those customers experience financial difficulty, it could result in significant reductions in services provided by us and may have a material adverse effect on our financial position, results of operations and liquidity. In addition, our exposure to credit risks with respect to accounts receivable is concentrated in a few customers. Although we have not experienced any material losses as a result of our customers’ default in their payment obligations in the past, we are nevertheless exposed to significant credit loss in the event of non-performance by any one of our customers in the future. We seek to mitigate this risk with credit evaluations we perform on our customers and an ongoing monitoring process we implement with respect to outstanding balances, but we cannot be sure that this effort will prevent us from experiencing collection problems in the future.

The Company is entering into a new mobile phone-based marketing and advertising business; however there can be no assurances that it will be successful in developing this business

We intend to enter into a mobile phone-based marketing and advertising business. We may encounter difficulties in developing or managing this new business, as the company's strategy and operating model for the new business have not yet been finalized. The success of our new business will depend in part on our ability to form alliances with new partners that are necessary to conduct this business.  However, we may not be able to identify these partners or form alliances with them on acceptable terms, or at all. Further, this business has challenges that may be different than those faced by the company's traditional businesses. There is a possibility that we have insufficient expertise to engage in such activities profitably or without incurring significant amounts of development expenses or risk.  Additionally, in developing this business,  our resources may be diverted away from our traditional business, which may adversely affect our results of operations.

Our cash flows may be insufficient to fund our operations or future business expansion.

We believe that our existing cash and cash equivalents and anticipated cash flows from operations will be sufficient to meet our operational needs for the foreseeable future. However, our capital requirements depend on numerous factors, including the rate of market acceptance of our services and our ability to maintain and expand our customer base, among others. The timing and amount of our capital requirements cannot be accurately predicted. There can be no assurance that our operations will generate sufficient cash flows or that we will be able to obtain sufficient financing on a timely basis or at all or on terms acceptable to us. Any inability to raise funds as needed may prevent us from implementing future business plans.

We rely on key management personnel.

Our success will depend, in part, on the efforts of our executive officers and other key employees. The market for qualified personnel is competitive and our future success will depend upon, among other factors, our ability to attract and retain these key personnel. The loss of the services of any of our key management personnel or the failure to attract and retain employees could have a material adverse effect on our results of operations and financial condition due to the resulting disruptions in the leadership and continuity of our business relationships.

Hershop Limited, Global Women Multi-Media Co. Ltd., Sun Media Investment Holdings Ltd. and Yang Lan own a large percentage of our outstanding common shares and may have the ability to influence matters requiring shareholder approval.

As of November 9, 2007,  Hershop Limited , Global Women Multi-Media Co., Ltd., Sun Media Investment Holdings Ltd. and Yang Lan collectively owned 37.7% of our outstanding common shares. They are related parties, and if they chose to act in concert with respect to these shares, could have significant influence over shareholder actions and may have the ability to control our company and to direct our affairs, including:

•

composition of our board of directors, and, through it, our direction and policies, including the appointment and removal of officers;

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mergers or other business combinations and opportunities involving us;

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further issuance of capital stock or other securities by us;

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our financing activities;

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payment of dividends; and

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approval of our business plans and general business development.

There can be no assurance that our controlling shareholders will exercise their control in our best interests.

China’s legal system is characterized by uncertainty that could negatively impact our business and results of operations.

While we are incorporated in the State of Nevada, United States, substantially all of our operations are in China. As such, we are subject to and rely on Chinese law in our daily operations. The Chinese legal system is a civil law system based on written statutes. Unlike common law systems, it is a system in which decided legal cases have little value as precedent. Beginning in 1979, the PRC government promulgated a comprehensive system of laws and regulations governing economic matters, which has had the overall effect of significantly enhancing the protections afforded to foreign invested enterprises in China. However, these laws, regulations and legal requirements are relatively new and are evolving rapidly, and their interpretation and enforcement involve uncertainties. These uncertainties could limit the legal protections available to foreign investors. In addition, enforcement of existing laws, or contracts based on existing law, may be uncertain and sporadic. Furthermore, interpretation of statutes and regulations may be subject to new government policies reflecting domestic political changes.

Our activities in China are subject to administrative review and approval by the State Administration of Industry and Commerce of the PRC government. Because of the changes occurring in China’s legal and regulatory structure, we may not be able to secure or renew the requisite governmental approvals for our activities. Failure to obtain or maintain the requisite governmental approvals for any of our activities could adversely affect our business and results of operations.

Any recurrence of severe acute respiratory syndrome, or SARS, or another widespread public health problem, could negatively impact our business and results of operations.

A renewed outbreak of SARS or another widespread public health problem in China, where substantially all of our revenue is derived and where our operations are located, could have a negative effect on our operations. Our operations may be impacted by a number of health-related factors, including the following:

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quarantines or closures of some of our offices which would severely disrupt our operations;

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the sickness or death of our key officers and employees; and

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a general slowdown in the Chinese economy.

Any of the foregoing events or other unforeseen consequences of public health problems could adversely affect our business and results of operations.

Changes in China’s political and economic policies could negatively impact our business.

As substantially all of our business operations are conducted in China, our results of operations, financial condition and prospects are subject in a significant degree to the economic, political and legal developments in China. Although we believe that the economic reform and the macroeconomic measures adopted by the PRC government have had a positive effect on the economic development of China, we cannot predict the future direction of these economic reforms or the effects these measures may have on our business, financial position or results of operations. In addition, the Chinese economy differs from the economies of most countries belonging to the Organization for Economic Cooperation and Development, or OECD. These differences include:

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economic structure;

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level of government involvement in the economy;

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level of development;

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level of capital reinvestment;

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control of foreign exchange;

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methods of allocating resources; and

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balance of payments position.

As a result of these differences, our business may not develop in the same way or at the same rate as might be expected if the Chinese economy were similar to those of the OECD member countries.

Restrictions on foreign currency exchange may limit our ability to receive and use our revenues effectively.

 Any future restrictions on currency exchange may limit our ability to use revenues generated in Renminbi to make payments in U.S. dollars or other foreign currencies. Although the Chinese government introduced regulations in 1996 to allow greater convertibility of the Renminbi for current account transactions, significant restrictions still remain, including primarily the restriction that foreign invested enterprises may only buy, sell and/or remit foreign currencies at those banks authorized to conduct foreign exchange business after providing valid commercial documents. In addition, remittance of foreign currencies abroad and conversion of Renminbi for capital account items, including direct investment and loans, is subject to governmental approval in China, and companies are required to open and maintain separate foreign exchange accounts for capital account items. We cannot be certain that the Chinese regulatory authorities will not impose more stringent restrictions on the convertibility of the Renminbi, especially with respect to foreign exchange transactions.

Fluctuations in the value of the Renminbi could negatively impact our results of operations.

 Our revenues, operating expenses and substantially all of our assets and liabilities are denominated in Renminbi. Our reporting currency is the U.S. dollar. As a result, we are exposed to foreign exchange risk, and our results of operations may be negatively impacted by fluctuations in the exchange rate between the U.S. dollar and Renminbi. A significant depreciation in the Renminbi against the U.S. dollar will cause a decrease in our net profits, if any, or increases in net losses we may suffer.

The value of the Renminbi is subject to changes in China’s governmental policies and to international economic and political developments. Since January 1, 1994, the PRC government has used a unitary managed floating rate system. Under this system, the People’s Bank of China, or PBOC, publishes a daily base exchange rate with reference primarily to the supply and demand of Renminbi against the U.S. dollar and other foreign currencies in the market during the previous day. Authorized banks and financial institutions are allowed to quote, buy and sell rates for Renminbi within a specified band around the central bank’s daily exchange rate. On July 21, 2005, PBOC announced an adjustment of the exchange rate of the U.S. dollar to Renminbi from 1:8.27 to 1:8.11 and modified the system by which the exchange rates are determined.

The Renminbi is no longer linked to the U.S. currency but rather to a basket of currencies with a 0.3% margin of fluctuation. However, there remains international pressure on the Chinese government to adopt an even more flexible currency policy. As of October 10, 2007, the exchange rate was 7.51 RMB to 1.00 U.S. Dollar. The exchange rate of Renminbi is subject to changes in China’s government policies which are, to a large extent, dependent on the economic and political development both internationally and locally and the demand and supply of Renminbi in the domestic market. There can be no assurance that such exchange rate will continue to remain stable in the future amongst the volatility of currencies, globalization and the unstable economies in recent years.

Your ability to bring an action against us or against our directors and officers, or to enforce a judgment against us or them, may be limited because we conduct substantially all of our operations in China and all of our directors and officers reside outside of the United States.

We conduct substantially all of our operations in China. All of our directors and officers reside, and substantially all of the assets of those persons are located, outside the United States. As a result, it may be difficult for you to bring an action against us or against these individuals in the United States in the event that you believe that your rights have been infringed under the securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of China may render you unable to enforce a judgment against our assets or the assets of our directors and officers.

USE OF PROCEEDS

None of the proceeds of the sale of shares being registered pursuant to the registration statement of which this prospectus forms a part will be received by the company.

PRINCIPAL AND SELLING STOCKHOLDERS

The following table provides information concerning beneficial ownership of our capital stock as of November 9, 2007, and as adjusted to reflect our sale of the common stock being sold in this offering, by:

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each stockholder, or group of affiliated stockholders, known to us to be the beneficial owner of more than 5% of our common stock;

•

each of our named executive officers;

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each of our directors;

•

all of our directors and executive officers as a group; and

•

each selling stock holder.

The following table lists the number of shares and percentage of shares beneficially owned based on 3,435,790 shares of common stock issued and outstanding as of November 9, 2007. The table also lists the applicable percentage beneficial ownership based on 3,435,790 shares of common stock outstanding upon completion of this offering. Beneficial ownership is determined in accordance with the rules of the SEC, and generally includes voting power and/or investment power with respect to the securities held. Shares of common stock subject to options currently exercisable or exercisable within 60 days of November 9, 2007, are deemed outstanding and beneficially owned by the person holding such options for purposes of computing the number of shares and percentage beneficially owned by such person, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. Except as indicated in the footnotes to this table, and subject to applicable community property laws, the persons or entities named have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.

Throughout this prospectus, we may refer to the selling stockholders and their transferees, pledgees, donees or other successors in interest who receive shares in non-sale transactions, as the selling stockholders. Furthermore, except as set forth in the footnotes below, none of the selling stockholders has held a position as an officer or director of our company, nor has any selling stockholder had a material relationship of any kind with our company. All information with respect to share ownership by the selling stockholders has been furnished by the selling stockholders. The shares being offered are being registered to permit public secondary trading of the shares and each selling stockholder may offer all or part of the shares owned for resale from time to time. A selling stockholder is under no obligation, however, to sell any shares immediately pursuant to this prospectus, nor is a selling stockholder obligated to sell all or any portion of the shares at any time. Therefore, no estimate can be given as to the number of shares of common stock that will be sold pursuant to this prospectus or the number of shares that will be owned by the selling stockholders upon termination of the offering made hereby.

	Shares of Common Stock Beneficially Owned Prior to offering		Shares of Common Stock Offered	Shares of Common Stock Beneficially Owned Following Offering
Beneficial Owner	Number	Percent		Number	Percent
5% Stockholders
Hershop Limited (1)	1,294,352	37.7%		1,294,352	37.7%
Yang Lan(2)	1,294,352	37.7%		1,294,352	37.7%
Global Women Multi-Media Co., Ltd. (3)	1,294,352	37.7%		1,294,352	37.7%
Sun Media Investment Holdings Ltd. (4)	1,294,352	37.7%		1,294,352	37.7%
Professional Offshore Opportunity Fund (5)	359,181	10.5%	104,395	254,786	7.4%
Walter T Beach(6)	204,288	5.9%	107,072	97,216	2.8%
Professional Traders Fund LLC(7)	271,082	7.9%	58,220	212,862	1.7%
Vesto Pacific Holdings, Ltd. (8)	200,001	5.8%

Directors and Named Executive Officers
Jing Xing(9)	0
Huiyang Yu(10)	0
Douglas J. Toth(11)	0
Li Li (12)	0
Yan Gong (13)	0
Officer and Directors as a Group: 5 persons	0

Other Selling Stockholders
First Mirage Inc(14)	152,778	4.4%	38,144	114,634	3.3%
Westside Capital LLC(15)	63,840	1.9%	33,460	30,380	*
Leon Frenkel (16)	127,680	3.7%	66,920	60,760	1.8%
Triage Capital Management LP (17)	127,680	3.7%	66,920	60,760	1.8%
GJD Holdings LLC(18)	127,680	3.7%	66,920	60,760	1.8%
Stephan Eschmann(19)	127,680	3.7%	66,920	60,760	1.8%
Mark C Jensen(20)	63,840	1.9%	33,460	30,380	*

Total shares registered for sale			642,431

*	Less than 1%.

(1)

Consists of 2,720 shares directly owned by Yang Lan; 820,881 shares owned by Hershop Limited, which is owned by Yang Lan and her spouse Bruno Wu;  468,751 shares owned through Global Women Multi-Media Co., Ltd. and 2,000 shares owned by Sun Media Investment Holdings Ltd., which is controlled by Yang Lan's husband Bruno Wu.  The address for Hershop is 1/F., No.5 Building, Shiqiao World Trade Apartment, B No.16 Dongsanhuan Road, Beijing, China.

(2)	See footnote (1). The address for Ms. Yang is Room 1208, W3, Oriental Plaza, Dongcheng District, Beijing, China.

(3)

Yang Lan is one of the directors of Global Women Multi-Media Co., Ltd. She also indirectly owns 25% of the shares of Global Women Multi-Media Co., Ltd.. The address for the entity is P.O. Box 957 Offshore Incorporations CTR, Road Town, Tortola,  BVI.

(4)	See footnote (1). The address for this entity is Room 1208, W3, Oriental Plaza, Dongcheng District, Beijing, China .

(5)

Consists of 195,000 shares acquired pursuant to a stock purchase agreement dated June 6, 2007; 4,181 shares acquired pursuant to the addendum to a stock purchase agreement (the "Anti-dilution Provision"); and 160,000 shares acquired through a stock purchase from Tidetime, Inc. on September 10, 2007.  The address for this entity is Attn: Marc Swickle 1400 Old Country Rd, Ste 206 Westbury, NY  11590.

(6)

Consists of 200,000 shares acquired pursuant to a stock purchase agreement dated July 30, 2007; and 4,288 shares acquired pursuant to the Anti-dilution Provision. The address for Mr. Beach is Attn: Robert Stevens, 675 State St., Princeton, NJ 08540.

(7)

Consists of 108,750 shares acquired pursuant to a stock purchase agreement dated June 4, 2007; 2,332 shares acquired pursuant to the addendum to the Anti-dilution Provision; and 160,000 shares acquired through a stock purchase from Tidetime, Inc. on September 10, 2007. The address for this entity is Attn: Marc Swickle 1400 Old Country Rd, Ste 206 Westbury, NY 11590.

(8)	The address for the entity is 10th Floor, Hutchison House 10 Harcourt Rd, Hong Kong.

(9)	The address for Mr. Xing is 73 Jupiter Road Singapore, 576550.

(10)	The address for Mr. Yu is Room 406, New Four Building, Baojia Street, Xicheng District, Beijing, China.

(11)	The address for Mr. Toth is 1120 6th Ave. 4th Floor, New York, NY 10032.

(12)	The address for Mr. Li is Room 602, 2 North Tuanjiehu Street, Chaoyang District, Beijing 100026, People’s Republic of China.

(13)	The address for Mr. Gong is Room 602, 2 North Tuanjiehu Street, Chaoyang District, Beijing 100026, People’s Republic of China.

(14)

Consists of 71,250 shares acquired pursuant to a stock purchase agreement dated June 4, 2007; 1,528 shares acquired pursuant to the addendum to the Anti-dilution Provision; and 80,000 shares acquired through a stock purchaser from Tidetime, Inc. on September 10, 2007. The address for this entity is Attn: Dave Rapaport 333 Sandy Springs Cir, Ste 230 Atlanta, GA 30328.

(15)

Consists of 62,500 shares acquired pursuant to a stock purchase agreement dated June 4, 2007; and 1,340 shares acquired pursuant to the Anti-dilution Provision. The address for this entity is Attn: Mark Jensen, Manager 1325 Sixth Ave, Fl 28 New York, NY 10019.

(16)

Consists of 125,000 shares acquired pursuant to a stock purchase agreement dated June 7, 2007; and 2,680 shares acquired pursuant to the Anti-dilution Provision. The address for Mr. Frenkel is Attn: Jerry Frankel, Esq, 1600 Flat Rock Rd Penn Valley, PA 19072.

(17)

Consists of 125,000 shares acquired pursuant to a stock purchase agreement dated June 7, 2007; and 2,680 shares acquired pursuant to the Anti-dilution Provision. The address for this entity is Attn: Jerry Frankel, Esq, 401 City Ave, Ste 800 Bala Cnywyd, PA 19004.

(18)

Consists of 125,000 shares acquired pursuant to a stock purchase agreement dated June 7, 2007; and 2,680 shares acquired pursuant to the Anti-dilution Provision. The address for this entity is Attn: George Daou, 18632 Via Catania Rancho Santa Fe, CA 92091.

(19)

Consists of 125,000 shares acquired pursuant to a stock purchase agreement dated June 7, 2007; and 2,680 shares acquired pursuant to the Anti-dilution Provision. The address for Mr. Eschmann is ST Peter Strasse, #11 Post Fash 5001 Zurich,  Switzerland CH-8011.

(20)

Consists of 62,500 shares acquired pursuant to a stock purchase agreement dated July 17, 2007; and 1,340 shares acquired pursuant to the Anti-dilution Provision. The address for Mr. Jensen is Robert Stevens 675 State St. Princeton, NJ 08540.

PLAN OF DISTRIBUTION

We are registering the shares of common stock on behalf of the selling stockholders. We will not receive any of the proceeds of the sale of the common stock registered under the registration statement of which this prospectus forms a part. The common stock may be sold from time to time to purchasers:

•	directly by the selling stockholders; or

•	through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers of the common stock.

The selling stockholders and any such broker-dealers or agents who participate in the distribution of the common stock may be deemed to be “underwriters.” As a result, any profits on the sale of the common stock by the selling stockholders and any discounts, commissions or concessions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. If the selling stockholders are deemed underwriters, the selling stockholders may be subject to certain statutory liabilities, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

If the common stock is sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. Underwriters and purchasers that are deemed underwriters under the Securities Act may engage in transactions that stabilize, maintain or otherwise affect the price of the securities, including the entry of stabilizing bids or syndicate covering transactions or the imposition of penalty bids.

The common stock may be sold in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	varying prices determined at the time of sale; or

•	negotiated prices.

These sales may be effected in transactions:

•	in the over-the-counter market; or

•	in transactions otherwise than on the over-the-counter market.

The selling stockholders may use any one or more of the following methods, without limitation, when selling or disposing their shares of common stock:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resales by the broker-dealer for its own account;

•	privately negotiated transactions;

•	transactions to cover short sales;

•	one or more underwritten offerings on a firm commitment or best efforts basis;

•	a combination of any of the foregoing methods; or

•	any other legally available means.

In connection with the sale of our common stock, selling stockholders or their successors in interest may enter into derivative or hedging transactions with brokers, dealers or others, who in turn may engage in short sales of the shares in the course of hedging the positions they assume; or sell short or deliver shares to close out positions. The selling stockholders or their successor in interest may also enter into option or other transactions with broker-dealers that require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or transfer these shares through this prospectus.

In addition, any shares of common stock covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

The selling stockholders may transfer the shares to a transferee, pledgee, donee or successor. In such circumstances, the transferee, pledgee, donee or successor would become a selling stockholder under this prospectus if identified in a prospectus supplement or in a post-effective amendment to the registration statement prior to making any offers or sales under this prospectus.

At the time a particular offering of our common stock is made, if required, a supplement to this prospectus or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part, will be distributed which will set forth, with respect to the particular offering, the aggregate amount of common stock being offered, the offering price and the other material terms of the offering, the name or names of any underwriters, broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers, that such broker-dealer(s) did not conduct any investigation to verify the information set forth or incorporated by reference in this prospectus and other facts material to the transaction not previously disclosed. Each broker-dealer that receives the common stock for its own account pursuant to this prospectus must acknowledge that it will deliver the prospectus and any prospectus supplement in connection with any sale of common stock. If required, this prospectus may be amended or supplemented on a continual basis to describe a specific plan of distribution.

The selling stockholders and any other person participating in such distribution will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the common stock by the selling stockholders and any other such person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the common stock to engage in market-making activities with respect to the particular common stock being distributed for a period of up to five business days prior to the commencement of such distribution. In addition, the anti-manipulation rules under the Exchange Act may apply to sales of the securities in the market. All of the foregoing may affect the marketability of the securities and the ability of any person to engage in market-making activities with respect to the securities.

We have agreed to pay substantially all of the expenses incidental to the registration of the common stock under this registration statement. Expenses incurred by the selling stockholders in connection with the offering and sale of the common stock to the public, including commissions, fees and discounts of underwriters, brokers, dealers and agents will be borne by the selling stockholders.

 DESCRIPTION OF SECURITIES TO BE REGISTERED

The following summary description of the material terms of our common stock does not purport to be complete and is subject in all respects to the applicable provisions of Nevada law and of our constituent documents and of the constituent documents of our subsidiaries. Our Certificate of Incorporation, Amendment to Certificate of Incorporation and Bylaws are incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

Common Stock

The Company’s authorized capital stock consists of 850,000,000 shares of common stock, par value $0.001 per share. As of November 9, 2007, there were 3,435,790 shares of common stock issued and outstanding. Each outstanding share is entitled to one vote on each matter submitted to a vote at a meeting of shareholders. The Shareholders do not have pre-emptive rights in any issues of capital stock and do not have cumulative voting rights.

Except in the election of directors, the vote of a majority of the shares voted on any matter at a meeting of shareholders at which a quorum is present shall be the act of the shareholders on the matter, unless the vote of a greater number is required by law or by the charter or by- laws of the Company.

Shares may be voted either in person or through one or more agents authorized by a written proxy executed by the shareholder. A proxy is not valid after the expiration of eleven months from the date of its execution, unless the person executing it specifies therein the length of time for which it is to continue in force, or limits its use to a particular meeting, but no proxy shall be valid after ten years from the date of its execution.

The Stock Purchase Agreements

In June and July of  2007, we executed ten common stock purchase agreements (the "Stock Purchase Agreements") with ten investors (“Investors”) pursuant to which we issued and sold 1,200,000 shares of our common stock and 1,200,000 common stock warrants. The aggregate gross proceeds from the sale of our common stock and warrants was $960,000.

As of November 9, 2007, 1,200,000 warrants were issued and outstanding to the Investors under the Stock Purchase Agreements.  Under the warrants, the Investors have the right, for a period of three years from the date of such warrants, to purchase a total of 1,200,000 shares of the Company’s common stock. The per share exercise price of the warrants is $1.65. The warrants may be exercised, in whole or in part, by the holder thereof during the exercise period by (i) the presentation and surrender of the warrants being exercised to the Company along with a duly executed notice of exercise specifying the number of warrant shares to be purchased, and (ii) delivery of payment to the company of the exercise price for the number of warrant shares specified in the notice of exercise.

Pursuant to the Stock Purchase Agreements, the Company has committed to file a registration statement with the Securities and Exchange Commission registering for resale the shares sold to the Investors within 30 days following the execution of the Stock Purchase Agreements.  We also provided the Investors with demand rights to require us to file a registration statement covering the resale of the shares sold under the Stock Purchase Agreements, plus shares issued pursuant to the exercise of the warrants. These rights can be exercised by the Investors, individually or as a group, at any time within three years on or after the execution date.  We are filing the registration statement of which this prospectus forms a part pursuant to these commitments.

The Stock Purchase Agreements also provides the holders of shares sold under the Stock Purchase Agreements with unlimited "piggy back" registration rights, and further provides that we must pay to the Investors the amount of 657 shares of common stock for each day that the Company does not register the common stock as per the terms of the Stock Purchase Agreements as liquidated damages.  The registration obligations of the Company terminate when the holder of shares of common stock no longer holds more than 20% of our outstanding shares of common stock.

In addition, if after 90 days from the date of the Stock Purchase Agreements, we fail to file a registration statement for the common shares and warrants sold in the Share Purchase Agreements, the Investors can require the warrants to be amended to permit the holder to exercise the warrants on a "cashless" basis such that, on exercise, the number of common shares we  are required to issue, without any payment, will be equal to the "Intrinsic Value" of the warrants divided by the five day weighted average trading price for the common shares (and for this purpose, the Intrinsic Value will be equal to the five day weighted average trading price for the Common Shares, less the exercise price of the warrants).

Other Transactions Affecting our Common Stock

On September 9, 2007, the Company entered into an agreement with Tidetime, Inc. ("Tidetime") pursuant to which the Company exercised its right, under a registration rights agreement entered into by the parties in 2001, to force the conversion of $916,000 of the aggregate $4.0 million principal amount of convertible notes (the "Convertible Notes") held by Tidetime, into 596,765 shares of the Company's common stock.

On September 10, 2007, Hershop Limited and an investment group consisting of Professional Offshore Opportunity Fund Ltd., Professional Traders Fund, LLC and First Mirage, Inc. (the "Investment Group") entered into an agreement with Tidetime to purchase all of Tidetime's equity and debt in the Company for $372,000.  This equity and debt included 243,235 common shares of the Company previously owned by Tidetime, the 596,765 shares of the Company Timetime received in the mandatory conversion set forth immediately above, and the balance of the Convertible Notes not previously converted.  In addition, upon the completion of these transactions, Hershop Limited and the Investment Group agreed with the Company to cancel all of the acquired Convertible Notes with an aggregate principal amount totaling $3,084,000.

Of the Company's shares acquired, Hershop Limited, and the Investment Group received 440,000 and 400,000 shares, respectively.  Professional Traders Fund, LLC, Professional Offshore Opportunity Fund Ltd., and First Mirage Inc. are not affiliated with either Hershop Limited or the Company.

Pursuant to the Stock Purchase Agreements, the Company agreed to issue additional shares to the Investors if the Company issued more than 500,000 shares when converting some or all of the Convertible Notes.  Since the Company issued 596,765 shares of common stock to Tidetime, the Company is required to issue 25,728 new shares to the Investors to maintain the Investors' percentage of ownership in the Company.

 Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Action Stock Transfer Corp. Its address is 7069 S. Highland Dr., Suite 300, Salt Lake City, UT 84121, and its telephone number at this location is (801) 274-1088.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a registration statement on Form S-1 under the Securities Act with the Securities and Exchange Commission (the “SEC”). This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are a part of the registration statement. For further information with respect to us and our securities, please refer to the registration statement and the exhibits and schedules filed with it.

We are also subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We file reports, proxy statements, and other information with the SEC to comply with the Exchange Act. These reports, proxy statements, and other information, as well as our registration statements, can be inspected and copied on the Internet at http://www.sec.gov, and at the Public Reference Room of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 to obtain information regarding the operation of the Public Reference Room.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference the information we file with them under certain conditions, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus and any information that we file subsequent to this prospectus with the SEC will automatically update and supersede this information. Our Exchange Act reports are filed under SEC file number 033-33263. The documents we are incorporating by reference are as follows:

•	Our Annual Report on Form 10-K for the year ended March 31, 2007 filed with the SEC on June 28, 2007;

•	Our Quarterly Report on Form 10-Q for the period ended June 30, 2007 filed with the SEC on August 14, 2007; and

•	Our Current Report on Form 8-K filed with the SEC on July 30, 2007 and Amendment to Form 8-K filed with the SEC on October 9, 2007.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the initial filing date of this prospectus, through the date declared effective, until the termination of the offering of securities contemplated by this prospectus shall be deemed to be incorporated by reference into this prospectus. These documents that we file later with the SEC and that are incorporated by reference in this prospectus will automatically update information contained in this prospectus or that was previously incorporated by reference into this prospectus. You will be deemed to have notice of all information incorporated by reference in this prospectus as if that information was included in this prospectus.

We will provide to any person, including any beneficial owner, to whom this prospectus is delivered a copy of any or all of these filings, at no cost, upon request to us in writing or by telephone at the following address:

Investor Relations

Asia Premium Television Group, Inc.

Suite 602, 2 North Tuanjiehu Street, Chaoyang District,

Beijing 100026, People's Republic Of China

(8610) 6582-7900

LEGAL MATTERS

The validity of the securities registered hereunder will be passed upon for us by our counsel, DLA Piper International LLP.

EXPERTS

The financial statements as of March 31, 2005, 2006 and 2007 and for each of the three years then ended, incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended March 31, 2007 have been so incorporated in reliance on the report of HJ & Associates, LLC, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

We dismissed Pritchett, Siler & Hardy, LLC (“PSH”) as our independent public accountants effective May 26, 2005, and thereafter engaged the services of HJ & Associates, LLC as our independent registered public accounting firm. During the two most recent years before dismissal, there was no adverse opinion or disclaimer of opinion, or modification as to uncertainty, audit scope or accounting principles contained in the accountant’s report on the financial statements of the Company.  There were no disagreements with PSH on any matter of accounting principles or practices, financial statement disclosure, auditing scope or procedures, which disagreements if not resolved to the satisfaction of PSH would have caused them to make reference thereto in their reports on the financial statements. The board of directors of the Company approved the dismissal of Pritchett, Siler & Hardy as the Company’s independent accountants.

_________________________

Asia Premium Television Group, Inc.

COMMON STOCK

PROSPECTUS

November 9, 2007

______________________

 PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities covered by this registration statement, other than underwriting discounts and commissions. All of the expenses will be borne by the registrant except as otherwise indicated.

SEC registration fee	$122.19
Fees and expenses of accountants	3,500.00
Fees and expenses of legal counsel	$55,000.00
Printing expenses	0.00
Miscellaneous expenses	2,000.00

Total	$60,622.19

Item 14.	Indemnification of Directors and Officers.

We adopted a resolution on September 27, 2002, to indemnify the officers and directors of the corporation from and against any liability which might be asserted against them for actions taken while serving in their respective capacities on behalf of the corporation or at its request. The corporation will indemnify and hold harmless all officers and directors from and against liability and litigation expense, including reasonable attorneys fees, arising out of their status as such or their activities in any of their capacities as officers or directors. No indemnification shall be permitted is such indemnification is clearly in conflict with the best interests of the corporation. \

The corporation shall indemnify and hold harmless all of its officers and directors for claims made of liabilities asserted prior to the adoption of this resolution and for that purpose and to the extent, the resolution was ratified, authorized, and approved by the Shareholders of the corporation.

In accordance with this resolution, the corporation may advance expenses in defending any civil or criminal action prior to its final disposition if the Shareholders authorizes it in an particular case and if the person for whose benefit such expenses are paid shall agree to repay the corporation unless it shall be ultimately determined that he is entitled to be indemnified by the corporation.

Item 15.	Recent Sales of Unregistered Securities.

 The Stock Purchase Agreements

In June and July of  2007, we executed ten common stock purchase agreements (the "Stock Purchase Agreements") with ten investors (“Investors”) pursuant to which we issued and sold 1,200,000 shares of our common stock and 1,200,000 common stock warrants. The aggregate gross proceeds from the sale of our common stock and warrants was $960,000.

As of November 9, 2007, 1,200,000 warrants were issued and outstanding to the Investors under the Stock Purchase Agreements.  Under the warrants, the Investors have the right, for a period of three years from the date of such warrants, to purchase a total of 1,200,000 shares of the Company’s common stock. The per share exercise price of the warrants is $1.65. The warrants may be exercised, in whole or in part, by the holder thereof during the exercise period by (i) the presentation and surrender of the warrants being exercised to the Company along with a duly executed notice of exercise specifying the number of warrant shares to be purchased, and (ii) delivery of payment to the company of the exercise price for the number of warrant shares specified in the notice of exercise.

Pursuant to the Stock Purchase Agreements, the Company has committed to file a registration statement with the Securities and Exchange Commission registering for resale the shares sold to the Investors within 30 days following the execution of the Stock Purchase Agreements.  We also provided the Investors with demand rights to require us to file a registration statement covering the resale of the shares sold under the Stock Purchase Agreements, plus shares issued pursuant to the exercise of the warrants. These rights can be exercised by the Investors, individually or as a group, at any time within three years on or after the execution date.  We are filing the registration statement of which this prospectus forms a part pursuant to these commitments.

The Stock Purchase Agreements also provides the holders of shares sold under the Stock Purchase Agreements with unlimited "piggy back" registration rights, and further provides that we must pay to the Investors the amount of 657 shares of common stock for each day that the Company does not register the common stock as per the terms of the Stock Purchase Agreements as liquidated damages.  The registration obligations of the Company terminate when the holder of shares of common stock no longer holds more than 20% of our outstanding shares of common stock.

In addition, if after 90 days from the date of the Stock Purchase Agreements, we fail to file a registration statement for the common shares and warrants sold in the Share Purchase Agreements, the Investors can require the warrants to be amended to permit the holder to exercise the warrants on a "cashless" basis such that, on exercise, the number of common shares we  are required to issue, without any payment, will be equal to the "Intrinsic Value" of the warrants divided by the five day weighted average trading price for the common shares (and for this purpose, the Intrinsic Value will be equal to the five day weighted average trading price for the Common Shares, less the exercise price of the warrants).

Other Transactions Affecting our Common Stock

On September 9, 2007, the Company entered into an agreement with Tidetime, Inc. ("Tidetime") pursuant to which the Company exercised its right, under a registration rights agreement entered into by the parties in 2001, to force the conversion of $916,000 of the aggregate $4.0 million principal amount of convertible notes (the "Convertible Notes") held by Tidetime, into 596,765 shares of the Company's common stock.

On September 10, 2007, Hershop Limited and an investment group consisting of Professional Offshore Opportunity Fund Ltd., Professional Traders Fund, LLC and First Mirage, Inc. (the "Investment Group") entered into an agreement with Tidetime to purchase all of Tidetime's equity and debt in the Company for $372,000.  This equity and debt included 243,235 common shares of the Company previously owned by Tidetime, the 596,765 shares of the Company Timetime received in the mandatory conversion set forth immediately above, and the balance of the Convertible Notes not previously converted.  In addition, upon the completion of these transactions, Hershop Limited and the Investment Group agreed with the Company to cancel all of the acquired Convertible Notes with an aggregate principal amount totaling $3,084,000.

Of the Company's shares acquired, Hershop Limited, and the Investment Group received 440,000 and 400,000 shares, respectively.  Professional Traders Fund, LLC, Professional Offshore Opportunity Fund Ltd., and First Mirage Inc. are not affiliated with either Hershop Limited or the Company.

Pursuant to the Stock Purchase Agreements, the Company agreed to issue additional shares to the Investors if the Company issued more than 500,000 shares when converting some or all of the Convertible Notes.  Since the Company issued 596,765 shares of common stock to Tidetime, the Company is required to issue 25,728 new shares to the Investors to maintain the Investors' percentage of ownership in the Company.

Item 16.	Exhibits and Financial Statement Schedules.

The following documents are filed as exhibits to this registration statement, including those exhibits incorporated herein by reference to a prior filing under the Securities Act or the Securities Exchange Act of 1934, as amended, as indicated in parentheses:

Exhibit Number	Description of Document
3.1	Certificate of Incorporation(1)
3.2	Articles of Amendment to Charter(1)
3.3	Certificate of Amendment to Certificate of Incorporation (2)
3.4	Bylaws (3)
5.1	Opinion of Nevada Counsel
10.1	Convertible Promissory Note(4)
10.2	Convertible Promissory Note(4)
10.3	Registration Rights Agreement(4)
10.4	Stock Purchase Agreement (5)
14.1	Code of Ethics(6)
23.1	Consent of Nevada counsel (included in Exhibit 5.1)
23.2	Consent of HJ & Associates, LLC
24.1	Power of Attorney (included on signature page)

________________________

(1) Incorporated by reference to our Annual Report on Form 10-KSB for the year ended December 31, 1999, filed on April 17, 2000.

(2) Incorporated by reference to our report on Form 8-K filed on October 9, 2002.

(3) Incorporated by reference to our Annual Report on Form 10-KSB for the year ended December 31, 2006, filed on   June 28, 2006.

(4) Incorporated by reference to our Annual Report on Form 10-KSB for the year ended December 31, 2002, filed on   May 20, 2003.

(5) Incorporated by reference to our current report on Form 8-K filed on July 30, 2007.

(6) Incorporated by reference to our Annual Report on Form 10-KSB for the year ended March 31, 2004, filed on   August 11, 2004.

Item 17.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefits plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, any information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or person controlling the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(e) If and when applicable, the undersigned registrant, hereby undertakes to file an application for the purpose of determining the eligibility of the Trustee to act under subsection (a) of Section 310 of the Trust Indenture Act (“Act”) in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

 SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized on the ninth day of November, 2007.

ASIA PREMIUM TELEVISION GROUP, INC.

By:	/s/ Yan Gong
Yan Gong
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jing Xing and Li Li, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-1, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-facts and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on November 9, 2007.

Signature	Title

/s/ Li Li Li Li	Chairman and Director

/s/ Yan Gong Yan Gong	Chief Executive Officer and Director

/s/ Hongmei Zhang Hongmei Zhang	Financial Manager (Principal Financial and Accounting Officer)

/s/ Jing Xing Jing Xing	Director

/s/Huiyang Yu Huiyang Yu	Director

/s/ Douglas Toth Douglas Toth	Director

EXHIBIT INDEX

The following documents are filed as exhibits to this registration statement, including those exhibits incorporated herein by reference to a prior filing under the Securities Act or the Securities Exchange Act of 1934, as amended, as indicated in parentheses:

Exhibit Number	Description of Document
3.1	Certificate of Incorporation(1)
3.2	Articles of Amendment to Charter(1)
3.3	Certificate of Amendment to Certificate of Incorporation (2)
3.4	Bylaws (3)
5.1	Opinion of Nevada Counsel
10.1	Convertible Promissory Note(4)
10.2	Convertible Promissory Note(4)
10.3	Registration Rights Agreement(4)
10.4	Stock Purchase Agreement (5)
14.1	Code of Ethics(6)
23.1	Opinion of Nevada Counsel (included in Exhibit 5.1)
23.2	Consent of HJ & Associates, LLC
24.1	Power of Attorney (included on signature page)

________________________

(1) Incorporated by reference to our Annual Report on Form 10-KSB for the year ended December 31, 1999, filed on April 17, 2000.

(2) Incorporated by reference to our report on Form 8-K filed on October 9, 2002.

(3) Incorporated by reference to our Annual Report on Form 10-KSB for the year ended December 31, 2006, filed on   June 28, 2006.

(4) Incorporated by reference to our Annual Report on Form 10-KSB for the year ended December 31, 2002, filed on   May 20, 2003.

(5) Incorporated by reference to our current report on Form 8-K filed on July 30, 2007.

(6) Incorporated by reference to our Annual Report on Form 10-KSB for the year ended March 31, 2004, filed on   August 11, 2004.